EXHIBIT 4.1                                                       EXECUTION COPY

                 AMENDMENT NO. 3 TO FIRST LIEN CREDIT AGREEMENT

          AMENDMENT NO. 3 (this "Amendment"), dated as of November 13, 2006, among TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Borrower"), the Lenders party hereto, and CITICORP USA, INC., as administrative agent and collateral agent for the Lenders and the Issuers (in such capacities, the "Administrative Agent"), amends certain provisions of the FIRST LIEN CREDIT AGREEMENT, dated as of February 6, 2006 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the financial institutions from time to time party thereto as lenders (the "Lenders"), the financial institutions from time to time party thereto as issuing banks (the "Issuers") and the Administrative Agent.

                                   WITNESSETH:

          WHEREAS, the Borrower has informed the Administrative Agent of its desire to pay in full all of the outstanding loans under the Second Lien Credit Agreement and to terminate such Second Lien Credit Agreement and to enter into a new credit facility with Tricap Partners LLC, as the administrative agent and as a lender and Citicorp USA, Inc., as the collateral agent, in the aggregate principal amount of $100,000,000 ("New Second Lien Facility");

          WHEREAS, the Borrower requested the Administrative Agent and each Lender signatory to an Acknowledgment and Consent to agree to the New Second Lien Facility and to agree to each other amendments requested hereunder; and

          WHEREAS, the Borrower requested, and the Administrative Agent and each Lender signatory to an Acknowledgement and Consent have agreed to certain amendments of the Credit Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions hereinafter contained, the parties hereto hereby agree as follows:

          1. DEFINED TERMS. Capitalized terms used herein and not defined herein but defined in the Credit Agreement are used herein as defined in the Credit Agreement.

          2. AMENDMENT TO THE CREDIT AGREEMENT. As of the Third Amendment Effective Date (as defined in Section 4), the Credit Agreement is hereby amended as follows:

          (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the following existing definitions in their entirety and inserting the following in lieu thereof:

          "Availability Reserve" means the sum of (a) the Permanent Availability Reserve and (b) effective upon receipt of written notice of any determination thereof to the Borrower by the Administrative Agent such amounts as the Administrative Agent may from time to time establish against the Facility, in the Administrative Agent's sole discretion and in accordance with customary business practices for comparable asset based transactions, in order either (i) to preserve the value of the Collateral or the Collateral Agent's Lien thereon or (ii) to provide for the payment of unanticipated liabilities of any Loan Party arising after the Closing Date; provided, however, for purposes of determining the Applicable Margin, the Permanent

     Availability Reserve shall not be in included in the calculation of the Quarterly Available Credit.

          "Available Credit" means, at any time, (a) the Maximum Credit minus
     (b) the aggregate Revolving Credit Outstandings at such time.

          "Net Cash Proceeds" means proceeds received by any Loan Party after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under clauses (a), (b), (c)(i), (d), (e) or
     (h) of Section 8.4 (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event, (c) US Tax Receivable or (d) Extraordinary Receipts.

          "Second Lien Agent" means Tricap Partners LLC under and as defined in the Second Lien Credit Agreement.

          "Second Lien Credit Agreement" means that certain Second Lien Credit Agreement, dated as of the Third Amendment Effective Date, among the Borrower, the Second Lien Agent, the Collateral Agent and the financial institutions party thereto as lenders. All reference to "Second Lien Secured Obligations", "Second Lien Facility", "Second Lien Lenders" and "Second Lien Secured Parties" shall mean "Secured Obligations", "Facility", "Lender" and "Secured Parties" respectively, as defined in the Second Lien Credit Agreement.

          (b) Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in alphabetical order:

          "Amendment No. 3 to the Credit Agreement" means that certain Amendment No. 3 to First Lien Credit Agreement, dated as of November 13, 2006, entered into among the Borrower, the Administrative Agent and the Lenders party thereto.

          "Extraordinary Receipts" means any proceeds (net of any income, excise, or punitive taxes or other penalties) received by any Borrower or any other Loan Party from Title IV Plan or any other pension plan.

          "Intercompany Loans" means any loans made by either the Borrower or any Guarantor to any Material Foreign Subsidiary or the Thai Subsidiary.

          "Permanent Availability Reserve" means an amount equal to $10,000,000 which shall be applied at all times until all the Obligations have been paid in full and the Revolving Credit Commitments have been terminated unless (x) the Second Lien Secured Obligations have been paid in full and
     (y) the Administrative Agent has determined in its sole discretion that there has been no Liquidity Event Period occurring for 8 consecutive weeks, at which time the Administrative Agent shall terminate the Permanent Availability Reserve; provided, however, for purposes of determining the Applicable Margin, the Permanent Availability Reserve shall not be included in the calculation of the Quarterly Available Credit.

          (c) Section 2.9(a) of the Credit Agreement is hereby amended in its entirety and inserting the following in lieu thereof:

          (a) Upon receipt by the Borrower or any other Loan Party of Net Cash Proceeds, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds. Any such mandatory prepayment shall be applied in accordance with clause (c) below; provided, however, that, subject to the Intercreditor Agreement (x) no prepayment of the Second Lien Secured Obligations from Net Cash Proceeds arising from any Asset Sale shall be permitted if, after giving effect to the application of such Net Cash Proceeds to the Obligations, the Available Credit is less than $40,000,000,
     (y) upon receipt by the Borrower or any other Loan Party of Net Cash Proceeds arising from any Loan Party's receipt of US Tax Receivable, such Net Cash Proceeds shall be applied as follows: (i) first, the Borrower shall immediately prepay the outstanding Loans to the extent that Available Credit is less than $40,000,000, and (ii) second, to the extent that Available Credit is greater than $40,000,000, the Borrower shall apply such Net Cash Proceeds as a mandatory prepayment of the loans under the Second Lien Facility and (z) upon receipt by the Borrower or any other Loan Party of Net Cash Proceeds arising from any Asset Sale permitted under Section 8.4(j), such Net Cash Proceeds shall be applied as follows: (i) first, the Borrower shall immediately prepay that portion of the outstanding Loans (and provide cash collateral in respect of Letters of Credit) in an amount equal to that portion of the Available Credit created solely by the inclusion of the assets subject to such Asset Sale in the Borrowing Base immediately prior to the consummation of such Asset Sale; (ii) second, the Borrower shall apply the remaining balance of Net Cash Proceeds after giving effect to the application of such proceeds made under clause (i) above, as a mandatory prepayment of the loans under the Second Lien Facility provided, however, that no such prepayment under this clause (ii) shall be permitted if Available Credit would be less than $40,000,000 after giving effect to such prepayment, and (iii) then, as long as no Liquidity Event Period is in effect, the Borrower or such Loan Party shall be entitled to retain any remaining Net Cash Proceeds.

          (d) Article IV (Representations and Warranties) is hereby amended by inserting new Section 4.20 immediately after the existing Section 4.19 to read as follow:

          Section 4.20 Brazilian Subsidiaries

          (a) The only Brazilian Subsidiaries that currently exist are Tecumseh do Brasil Ltda. ("TdB") and TMT.

          (b) Each Brazilian Subsidiary is a separate legal entity that is operated separately from the other Brazilian Subsidiary. Neither Brazilian Subsidiary holds any equity interest in the other Brazilian Subsidiary nor has the right to obtain any equity interest in the other Brazilian Subsidiary. Neither Brazilian Subsidiary has any capital contribution in the other Brazilian Subsidiary on behalf of itself, the

     Borrower or any other Affiliate or Subsidiary of Borrower. There is no commingling of assets of the Brazilian Subsidiaries. Neither Brazilian Subsidiary is a joint debtor with the other Brazilian Subsidiary on any debt, and neither Brazilian Subsidiary otherwise has agreed to undertake any obligation or responsibility for any claims by third parties against the other Brazilian Subsidiary, including, but not limited to, claims related to labor or tax matters. Neither Brazilian Subsidiary has in place
     (i) a guarantee of the debt of the other Brazilian Subsidiary, pledged any of its assets as security for the debts of the other Brazilian Subsidiary or (ii) any commitments or undertakings that could reasonably be expected to give rise to an obligation for any claim against the other Brazilian Subsidiary. The standard forms of debt documents provided by the lenders to each of the Brazilian Subsidiaries and generally used as the basis for the definitive debt documents related to the Indebtedness of each of the Brazilian Subsidiaries do not specifically identify a default by the other Brazilian Subsidiary under any of its Indebtedness as a cross-default, and Borrower is not aware that any such specific cross-default provision is included in any of the actual definitive debt documents related to Indebtedness of either of the Brazilian Subsidiaries. Since January 1, 2003, no member of management of either of the Brazilian Subsidiaries is, or has been, a member of the management of the other Brazilian Subsidiary, with the exception of Gerson Verissimo and Fernando Ribeiro, who both served as the managers for both Brazilian Subsidiaries for, with respect to Gerson Verissimo, approximately 120 days during 2005-2006 and, with respect to Fernando Ribeiro, approximately 90 days during 2005-2006. There are currently no agreements between the Brazilian Subsidiaries other than the inter-company loans made by TdB to TMT and payables and receivables arising from transactions in the ordinary course of the respective businesses of TdB and TMT. All material transactions and agreements between the Brazilian Subsidiaries have been entered into on "arm's length" fair market terms.

          (e) Section 5.1 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 5.1 Minimum Fixed Charge Coverage Ratio

          The Borrower shall maintain a Fixed Charge Coverage Ratio, determined on the last day of each Fiscal Quarter set forth below for the four Fiscal Quarters ending on such date, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

                     Minimum Fixed Charge
  Fiscal Quarter        Coverage Ratio
  --------------     --------------------
 December 31, 2007         1.10 to 1
  March 31, 2008           1.15 to 1
  June 30, 2008            1.15 to 1
September 30, 2008         1.20 to 1
December 31, 2008          1.20 to 1
  March 31, 2009           1.20 to 1
   June 30, 2009           1.20 to 1
September 30, 2009         1.25 to 1

          (f) Section 5.2 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 5.2 Minimum EBITDA

          Subject to any applicable Disposition Adjustment, the Borrower shall have, on the last day of each period set forth below, EBITDA for such period of not less than the amount set forth opposite such period:

                  PERIOD                     MINIMUM EBITDA
                  ------                     --------------
 October 1, 2006 through December 31, 2006    ($14,900,000)
  October 1, 2006 through March 31, 2007       ($8,000,000)
   October 1, 2006 through June 30, 2007     $  17,000,000
October 1, 2006 through September 30, 2007   $  52,000,000
 October 1, 2006 through December 31, 2007   $  82,000,000

          (g) Section 5.3 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 5.3 Capital Expenditures

          The Borrower shall not make or incur, or permit to be made or incurred, Capital Expenditures (it being understood that any Capital Expenditures financed solely through the proceeds obtained from property loss insurance shall not be covered under this Section 5.3), during the four Fiscal Quarters ending on the last day of each Fiscal Quarter set forth below to be, in the aggregate, in excess of the maximum amount set forth opposite such Fiscal Quarter:


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

                     Maximum Capital
  Fiscal Quarter      Expenditures
  --------------     ---------------
 December 31, 2006     $76,900,000
  March 31, 2007       $68,900,000
   June 30, 2007       $66,700,000
September 30, 2007     $59,700,000
December 31, 2007      $52,700,000
  March 31, 2008       $57,700,000
   June 30, 2008       $62,700,000
September 30, 2008     $67,700,000
December 31, 2008      $72,700,000
  March 31, 2009       $77,700,000
   June 30, 2009       $82,700,000
September 30, 2009     $87,700,000

          (h) Article VII (Affirmative Covenants) is hereby amended by (A) deleting in their entirety Sections 7.16 and 7.17 and (B) inserting the following new Sections 7.16, 7.17 and 7.18 immediately after the existing
Section 7.15, each to read as follows:

          Section 7.16 Transfer and Termination of Title IV Plans

          (a) Borrower shall provide Collateral Agent with not less than 30 days' notice prior to the transfer to any Person or the termination of any Title IV Plan sponsored or maintained by Borrower or its Subsidiaries.

          (b) If Borrower receives any cash recoupment (net of any resulting income, excise, or punitive taxes or other penalties) from the termination or transfer (other than as part of an Asset Sale) of a Title IV Plan sponsored or maintained by Borrower or its Subsidiaries, then subject to observance of any requirements of the plan document or ERISA, the full amount of such cash recoupment (net of taxes, penalties and other direct costs and expenses) shall be paid by Borrower to the Collateral Agent for the benefit of the First Lien Lenders and the Lender, and shall be distributed by the Collateral Agent to the First Lien Lenders and the Lender in accordance with the terms of the Intercreditor Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement and applied to the payment of the First Lien Secured Obligations and the Loan in accordance with Section 2.9 hereof.

          (c) If a Title IV Plan sponsored or maintained by Borrower or a Subsidiary is transferred to a Subsidiary the Stock of which has not been previously pledged to the Collateral Agent for the benefit of the First Lien Lenders and the Lender, other than in connection with the consummation of an Asset Sale, then the Borrower or the transferring Subsidiary, as applicable, shall, concurrent with such transfer, pledge and deliver the Stock of the transferee Subsidiary to the Collateral Agent for the benefit of the First Lien Lenders and the Lender.

          Section 7.17 Reporting on Brazilian Subsidiaries Restructuring

          (a) The Borrower shall promptly, but in any event within 5 days, inform the Lenders (which may be effected by a conference call) of any and all material developments with respect to the progress of the restructuring of the TMT Debt Documents and otherwise on the business and financial condition of the Brazilian Subsidiaries.

          (b) Until the Secured Obligations are paid in full, each of the Borrower's Brazilian Subsidiaries shall maintain their respective: (a) product distribution capabilities; (b) quality of product; and (c) ability to meet the purchase requirements of the Borrower or its affiliates, as the case may be, at not less than the same levels as in existence as of the Third Amendment Effective Date as each may be adjusted to take into account the re-sourcing of such products by the Borrower or its affiliates. The Borrower shall promptly notify the Administrative Agent of the failure of any Brazilian Subsidiary to satisfy one or more of these requirements and shall have 14 calendar days from the date of such notice to cure any such non-compliance. Failure to cure within the 14 day period shall result in an Event of Default.

          Section 7.18 Equity Issuance

          The Borrower and each of its Subsidiaries shall provide written notice to the Administrative Agent no later than thirty days prior to the sale or issuance of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person, which notice shall include the terms of such proposed sale or issuance including, in connection with any such sale of Stock of Borrower or any Subsidiary of Borrower, the proposed purchaser of such Stock, the price for which such Stock shall be sold, and the class of Stock being sold.

          (i) Section 8.1(k) of the Credit Agreement is hereby amended in its entirety as follows:

          (k) Indebtedness (not otherwise permitted under this Section 8.1) (i) incurred in connection with the Brazilian Receivables Transactions; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount (or equivalent repurchase obligation) of all such Indebtedness incurred pursuant to this clause (i) shall not exceed $150,000,000 at any time, (ii) incurred by any Material Foreign Subsidiary; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all Indebtedness permitted under this clause (ii) shall not exceed $25,000,000 at any time and (iii) incurred by Tecumseh do Brasil Ltda solely for the purpose of (x) paying a dividend to the Borrower or (y) making a loan to TMT; provided, that, the Dollar Equivalent of the aggregate outstanding principal amount of all Indebtedness permitted under this clause (iii) shall not exceed (A) $15,000,000, in the case of clause
     (x) above and (B) $10,000,000, in the case of clause (y) above; provided, further, the outstanding principal amount of all Indebtedness permitted under this clause (iii) shall not exceed $25,000,000 at any time.

          (j) Section 8.6 (b) of the Credit Agreement is hereby amended by inserting a new proviso immediately at the end of clause (b)(vii) to read as follows:

          ; provided, further, no prepayment of the Second Lien Secured Obligations with proceeds of any Equity Issuance or Debt Issuance (as such terms are defined under the Second Lien Credit Agreement) shall be permitted if Available Credit is less than $75,000,000.

          (k) Section 9.1 (d) of the Credit Agreement is hereby amended by inserting immediately after "or Section 7.14 (Real Property)" and prior to "or
Article VII (Negative Covenants)" appearing on the fifth line in that clause (d) the following:

          or Section 7.16 (Transfer and Termination of Title IV Plans)

          (l) Section 9.2 of the Credit Agreement is hereby amended by inserting immediately after "Section 9.1(f) (Events of Default)" appearing on the eleventh line in that Section the following:

          (other than with respect to TMT)

          (m) Annex A to the definition of Disposition Adjustment is amended by deleting the existing Annex A thereto and inserting Annex A attached hereto.

          3. CONSENT AND WAIVER. (a) As of the Third Amendment Effective Date (as defined in Section 4) and until the earlier of (i) the date that any TMT Enforcement Remedy has occurred; and (ii) 180 days from the earlier of (x) December 15, 2006 and (y) the date that TMT has failed to make a payment that is due and payable under any TMT Debt Document (as in effect on the date hereof), the Administrative Agent and each Lender signatory to an Acknowledgement and Consent hereby waive any Default or Event of Default under (A) Section 9.1(e) (Events of Default) arising from TMT's failure to make any payment on any TMT Indebtedness when the same becomes due and payable and (B) Section 9.1(f) (Events of Default) with respect to TMT solely in connection with any Default or Event of Default that may arise from any Brazilian Out-of-Court Restructuring or any TMT Debt Document Arbitration Proceeding that may occur or be instituted; provided, however, that 90 days following the earlier of (x) December 15, 2006 and (y) the date that TMT has failed to make a payment that is due and payable under any TMT Debt Document (as in effect on the date hereof), and thereafter, and upon at least 10 calendar days written notice to the Borrower, either (x) Requisite Lenders under this Agreement or (y) lenders having more than fifty percent (50%) of the principal amount of all loans outstanding under the Second Lien Credit Agreement may, in their sole discretion, elect to terminate any waiver under this Section 3.

               (b) Each Lender signatory to an Acknowledgement and Consent hereby consents to the terms contained in the Second Lien Credit Agreement and the making of the Loans (as defined in the Second Lien Credit Agreement) under and subject to the terms of the Second Lien Credit Agreement and the Intercrediotor Agreement.

          4. CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AMENDMENT. This Amendment shall become effective on the date (the "Third Amendment Effective Date") when the Administrative Agent shall have received all of the following, each of which shall be in form and substance satisfactory to the Administrative
Agent:

               (a) Certain Documents. The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

                    (i) this Amendment, executed by the Borrower and the Administrative Agent;

                    (ii) an Acknowledgment and Consent, in the form set forth hereto as Exhibit A, duly executed by each of the Requisite Lenders;

                    (iii) the Consent of Guarantors, in the form set forth hereto as Exhibit B, executed by each Guarantor; and

                    (iv) such additional documentation as the Administrative Agent or the Requisite Lenders may reasonably require.

               (b) Payment of Fees, Costs and Expenses. The Administrative Agent shall have received payment of all fees, costs and expenses, including, without limitation, all fees, costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) in connection with this Amendment, the Credit Agreement and each other Loan Document, as required by Sections 8 and 9 hereof.

               (c) Representations and Warranties. Each of the representations and warranties contained in Section 5 below shall be true and correct.

               (d) No Default or Event of Default. After giving effect to this Amendment and Amendment No. 3 to the Second Lien Credit Agreement, no Default or Event of Default shall have occurred and be continuing.

          5. REPRESENTATIONS AND WARRANTIES. On and as of the date hereof, and as of the Third Amendment Effective Date, after giving effect to this Amendment and Amendment No. 3 to the Second Lien Credit Agreement, the Borrower hereby represents and warrants to the Lenders as follows:

               (a) Each of the representations and warranties contained in
Article IV of the Credit Agreement, the other Loan Documents or in any certificate, document or financial or other statement furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date as if made on and as of such date, except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; and

               (b) No Default or Event of Default has occurred and is continuing.

          6. CONTINUING EFFECT; NO OTHER AMENDMENTS. Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments and consents contained herein shall not constitute an amendment or a waiver of any other provision of the Credit

Agreement or the other Loan Documents or for any other purpose except as expressly set forth herein.

          7. LOAN DOCUMENTS. This Amendment is deemed to be a "Loan Document" for the purposes of the Credit Agreement.

          8. COSTS AND EXPENSES. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and other instruments and documents to be delivered pursuant hereto, including the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

          9. GOVERNING LAW; COUNTERPARTS; MISCELLANEOUS.

               (a) This Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

               (b) This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

               (c) Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

               (d) From and after the Third Amendment Effective Date, all references in the Credit Agreement to the "Agreement" shall be deemed to be references to such Agreement as modified hereby and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

                            [signature pages follow]

          IN WITNESS WHEREOF, the undersigned parties have executed this Amendment No. 3 to the Credit Agreement to be effective for all purposes as of the Third Amendment Effective Date.

                                        Borrower

                                        TECUMSEH PRODUCTS COMPANY
                                        as Borrower


                                        By: /s/ James S. Nicholson
                                            ------------------------------------
                                        Name: James S. Nicholson
                                        Title: Vice President, Treasurer and
                                               Chief Financial Officer

       [SIGNATURE PAGE TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT AGREEMENT]

Administrative Agent

                                        CITICORP USA, INC.,
                                        as Administrative Agent, Collateral
                                        Agent, Dollar Swing Loan Lender, Issuer
                                        and as a Lender


                                        By: /s/ Sebastien Delasnerie
                                            ------------------------------------
                                        Name: Sebastien Delasnerie
                                        Title: Vice President

       [SIGNATURE PAGE TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT AGREEMENT]

                                                                         ANNEX A

* indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

                                  SUBJECT UNITS

I.   *

II.  *; and

III. *.

CERTAIN DEFINITIONS RELATING TO DISPOSITION ADJUSTED SET FORTH IN SECTION 5.2

"Reporting Period" has the meaning specified on Annex A.

"Electrical Segment" has the meaning specified on Annex A.

"Engines Segment" has the meaning specified on Annex A.

"Segment" means, individually, each of *, * and * as shown on Annex A.

"Cumulative EBITDA Covenant Adjustment" means, with respect to each Reporting Period, that number set forth opposite such Reporting Period under the heading "Cumulative EBITDA Covenant Adjustment" in the chart on Annex A.

"Cumulative Sales Projection" means, with respect to each Reporting Period, that number set forth opposite such Reporting Period under the heading "Cumulative Sales Projection" in the chart on Annex A.

"Quarterly Projected EBITDA Covenant" means, with respect to each quarter specified in the applicable chart on Annex A, that number set forth opposite such quarter under the heading "Quarterly Projected EBITDA Covenant" in the chart on Annex A.

"Sales Projection" means, with respect to each quarter specified in the applicable chart on Annex A, that number set forth opposite such quarter under the heading "Sales Projection" in the chart on Annex A.

In the event of an Asset Sale of a Subject Unit permitted under Section 8.4(j), Minimum EBITDA shall be adjusted downward, for each reporting period specified in Section 5.2 (each a "Reporting Period") (other than Reporting Periods ended prior to the date of the Asset Sale being examined), by the Cumulative EBITDA Covenant Adjustment amount set forth opposite each of (x) the Reporting Period in which the Asset Sale takes place for the applicable Segment below and (y) each Reporting Period subsequent to the Reporting Period in which the Asset Sale takes place for the applicable Segment below; provided, however, that

     (A) in the event the subject Asset Sale is of less than the entire Segment, then the Cumulative EBITDA Covenant Adjustment specified below for each Reporting Period shall be an amount equal to the product obtained by multiplying
(x) the Cumulative EBITDA Covenant Adjustment specified for such Reporting Period by (y) a fraction (i) the numerator of which is that portion of the Segment's Sales Projection attributable to the assets being sold and (ii) the

       [SIGNATURE PAGE TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT AGREEMENT] denominator of which is Sales Projection for the subject Segment set forth opposite such Reporting Period; and

     (B) shall be further adjusted in accordance with GAAP accounting standards to reflect the timing of the Asset Sale to reflect the EBITDA contribution to such Segment's Cumulative EBITDA Covenant Adjustment that was projected for the Segment (or portion thereof) that was the subject of the Asset Sale as set forth in the Quarterly Projected EBITDA Covenant table below:

*

                               CUMULATIVE           CUMULATIVE SALES
CUMULATIVE REPORTING   EBITDA COVENANT ADJUSTMENT      PROJECTION
PERIOD                       ($ IN MILLIONS)         ($ IN MILLIONS)
--------------------   --------------------------   ----------------
10/01/2006-12/31/06                 *                       *
10/01/2006-3/31/07                  *                       *
10/01/2006-6/30/07                  *                       *
10/01/2006-9/30/07                  *                       *
10/1/06-12/31/07                    *                       *

                       QUARTERLY PROJECTED EBITDA   SALES PROJECTION
       QUARTER          COVENANT ($ IN MILLIONS)     ($ IN MILLIONS)
       -------         --------------------------   ----------------
Q4-2006                             *                       *
Q1-2007                             *                       *
Q2-2007                             *                       *
Q3-2007                             *                       *
Q4-2007                             *                       *

*

                               CUMULATIVE           CUMULATIVE SALES
                       EBITDA COVENANT ADJUSTMENT      PROJECTION
  REPORTING PERIOD           ($ IN MILLIONS)         ($ IN MILLIONS)
  ----------------     --------------------------   ----------------
10/01/2006-12/31/06                 *                       *
10/01/2006-3/31/07                  *                       *
10/01/2006-6/30/07                  *                       *
10/01/2006-9/30/07                  *                       *
10/1/06-12/31/07                    *                       *

                       QUARTERLY PROJECTED EBITDA   SALES PROJECTION
       QUARTER          COVENANT ($ IN MILLIONS)     ($ IN MILLIONS)
       -------         --------------------------   ----------------
Q4-2006                             *                       *
Q1-2007                             *                       *

       [SIGNATURE PAGE TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT AGREEMENT]

Q2-2007                             *                       *
Q3-2007                             *                       *
Q4-2007                             *                       *

*

                               CUMULATIVE           CUMULATIVE SALES
                       EBITDA COVENANT ADJUSTMENT      PROJECTION
  REPORTING PERIOD           ($ IN MILLIONS)         ($ IN MILLIONS)
  ----------------     --------------------------   ----------------
10/01/2006-12/31/06                 *                       *
10/01/2006-3/31/07                  *                       *
10/01/2006-6/30/07                  *                       *
10/01/2006-9/30/07                  *                       *
10/1/06-12/31/07                    *                       *

                       QUARTERLY PROJECTED EBITDA   SALES PROJECTION
       QUARTER          COVENANT ($ IN MILLIONS)     ($ IN MILLIONS)
       -------         --------------------------   ----------------
Q4-2006                             *                       *
Q1-2007                             *                       *
Q2-2007                             *                       *
Q3-2007                             *                       *
Q4-2007                             *                       *

       [SIGNATURE PAGE TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT AGREEMENT]

                                                                       EXHIBIT A

                           ACKNOWLEDGEMENT AND CONSENT

To: CITICORP USA, INC., as Administrative Agent
    388 Greenwich Street, 19th Floor
    New York, New York 10013

          RE: TECUMSEH PRODUCTS COMPANY

          Reference is made to the CREDIT AGREEMENT, dated as of February 6, 2006, as amended (as the same may be further amended, supplemented, restated or otherwise modified from time to time, the "CREDIT AGREEMENT"), among TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "BORROWER"), the Lenders and Issuers party thereto and CITICORP USA, INC. ("CITICORP"), as administrative agent and collateral agent for the Lenders and the Issuers (in such capacity, the "ADMINISTRATIVE AGENT"). Unless otherwise specified herein, all capitalized terms used in this Waiver shall have the meanings ascribed to such terms in the Credit Agreement.

          The Borrower has requested that the Lenders consent to amend the Credit Agreement on the terms described in Amendment No. 3 to First Lien Credit Agreement (the "AMENDMENT"), the form of which is attached hereto.

          Pursuant to Section 11.1(a) (Amendments, Waivers, Etc.) of the Credit Agreement, the undersigned Lender hereby consents to the terms of the Amendment and authorizes the Administrative Agent to execute and deliver the Waiver on its behalf.

                                        Very truly yours,

                                        ----------------------------------------
                                        [Name of Lender]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Dated as of November 13, 2006

                                                                       EXHIBIT B

                              CONSENT OF GUARANTORS

                                                   Dated as of November 13, 2006

          Each of the undersigned companies, as a Guarantor under the Guaranty dated February 6, 2006 (the "Guaranty") in favor of the Secured Parties under the Credit Agreement referred to in the foregoing Amendment, hereby consents to such Amendment and hereby confirms and agrees that notwithstanding the effectiveness of such Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Guaranty to the "Credit Agreement", "thereunder", "thereof" or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment.

                            [Signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have consented to this Amendment No. 3, as of the date first written above.

                                        CONVERGENT TECHNOLOGIES INTERNATIONAL,
                                        INC.
                                        TECUMSEH TRADING COMPANY
                                        EVERGY, INC.
                                        FASCO INDUSTRIES, INC.
                                        MANUFACTURING DATA SYSTEMS, INC.
                                        M. P. PUMPS, INC.
                                        TECUMSEH CANADA HOLDING COMPANY
                                        TECUMSEH COMPRESSOR COMPANY
                                        TECUMSEH POWER COMPANY
                                        VON WEISE GEAR COMPANY
                                        as U.S. Guarantors


                                        By:
                                            ------------------------------------
                                        Name: James S. Nicholson
                                        Title: Vice President and Treasurer


                                        EUROMOTOR, INC.
                                        as U.S. Guarantor


                                        By:
                                            ------------------------------------
                                        Name: James S. Nicholson
                                        Title: Vice President


                                        HAYTON PROPERTY COMPANY, LLC
                                        TECUMSEH DO BRASIL USA, LLC
                                        as U.S. Guarantors


                                        By:
                                            ------------------------------------
                                        Name: James S. Nicholson
                                        Title: President

  [SIGNATURE PAGE TO GUARANTOR CONSENT TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT
                                   AGREEMENT]

                                        TECUMSEH PRODUCTS OF CANADA LIMITED,
                                        as Canadian Guarantor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FASCO MOTORS COMPANY,
                                        as Canadian Guarantor


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

  [SIGNATURE PAGE TO GUARANTOR CONSENT TO AMENDMENT NO. 3 TO FIRST LIEN CREDIT
                                   AGREEMENT]